Exhibit 10.8.1

AMENDMENT TO

THE VALERITAS HOLDINGS, INC.

2016 INCENTIVE COMPENSATION PLAN

This Amendment (this “Amendment”) to the Valeritas Holdings, Inc. 2016 Incentive Compensation Plan (the “Plan”), is effective (the “Effective Date”) as of the effectiveness of that certain registration statement (SEC No. 333-215897) of Valeritas Holdings, Inc. (the “Company”).

WHEREAS, the Company maintains the Plan;

WHEREAS, under Section VI.A of Article Five of the Plan, the Board of Directors of the Company may amend the Plan, provided that no such amendment shall adversely affect the rights and obligations with respect to awards at the time outstanding under the Plan without the consent of the participant; and

WHEREAS, the Company wishes to increase the number of shares of the Company’s common stock that may be issued under the Plan and wishes to amend the definition of “Fair Market Value” under the Plan.

NOW, THEREFORE, effective as of the Effective Date, the Plan is hereby amended as follows:

1. Section V.A of Article One of the Plan shall be deleted in its entirety and replaced with the following:

A.

The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including treasury shares and shares repurchased by the Corporation on the open market. Subject to adjustment as provided in Section V.G, effective as of the effectiveness of that certain registration statement (SEC No. 333-215897) (the “Registration Statement”), the number of shares of Common Stock available for issuance under the Plan shall be equal to (i) the initial share reserve under the Plan of 375,000 shares (as adjusted to reflect a reverse stock split of the Common Stock, effective as of March 15, 2017), plus (ii) 65,583 shares (as adjusted to reflect a reverse stock split of the Common Stock, effective as of March 15, 2017) added to the share reserve in January 2017 pursuant to the evergreen provision under Section V.B (plus the number of shares of Common Stock added each year under such evergreen provision under Section V.B), plus (iii) an additional number of shares of Common Stock such that the aggregate shares reserved under the Plan is equal to 18% of the shares of Common Stock outstanding as measured as of the effectiveness of the Registration Statement, taking into account for this purpose conversion of shares of preferred stock into shares Common Stock and including any stock options outstanding and shares reserved for issuance under the Plan (inclusive of this 18% increase), plus (iv) if the underwriters exercise their option to purchase additional shares of Common Stock within 30 days following the effectiveness of the

Registration Statement (the “Option Exercise Date”), then such additional shares of Common Stock such that the aggregate shares reserved under the Plan shall be equal to 18% of the shares of Common Stock outstanding as measured as of the Option Exercise Date, taking into account for this purpose conversion of shares of preferred stock into shares of Common Stock and including any stock options outstanding and shares reserved for issuance under the Plan (inclusive of this 18% increase).

2. Section J of the Appendix to the Plan shall be deleted in its entirety and replaced with the following:

J.	Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)	If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e., before after-hours trading begins) on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Corporation’s common stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)	If the Common Stock is not at the time listed on any Stock Exchange, then the Fair Market Value shall be determined by the Plan Administrator through the reasonable application of a reasonable valuation method that takes into account the applicable valuation factors set forth in the Treasury Regulations issued under Section 409A of the Code; provided, however, that with respect to an Incentive Option, such Fair Market Value shall be determined in accordance with the standards of Section 422 of the Code and the applicable Treasury Regulations thereunder.

3. The share numbers included in the Plan are hereby amended to reflect a reverse stock split of the Common Stock, effective as of March 15, 2017, as determined appropriate by the Company’s officers.

4. Except as modified by this Amendment, all of the terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed effective as of the Effective Date.

VALERITAS HOLDINGS, INC.

By:	/s/ John Timberlake
Name: John Timberlake
Title: Chief Executive Officer